Exhibit 10.7

RELEASE AND SEVERANCE AGREEMENT

This RELEASE AND SEVERANCE AGREEMENT is made and entered into this 28th day of July, 2005, by and between R. Jeffrey Macartney (“Macartney”) and Environmental Power Corporation (together with its former, current and future parents, agents, officers, directors, employees, successors, predecessors, and affiliated companies, the “Company”).

RECITALS

A. The Company and Macartney are parties to that certain letter agreement, dated April 1, 2005, relating to the terms of his employment with the Company (the “Employment Letter”).

B. Pursuant to the terms of the Employment Letter, Macartney is a participant in the Company’s 2004 Severance Pay Plan (the “Severance Plan”).

C. The Company and Macartney are parties to an Employee Proprietary Information and Inventions Agreement (the “Employee NDA Agreement”).

D. The Company and Macartney are parties to the following option agreements: (i) that certain Incentive Stock Option Agreement, dated May 22, 2002, relating to an option to purchase 14,286 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at an exercise price of $4.06 per share (the “2002 Option”), (ii) that certain Incentive Stock Option Agreement, dated October 29, 2003, relating to an option to purchase 42,857 shares of Common Stock at an exercise price of $6.16 per share (the “2003 Option”) and (iii) that certain Incentive Stock Option Agreement, dated June 23, 2004, relating to an option to purchase 21,429 shares of Common Stock at an exercise price of $7.63 per share (the “2004 Option”) (it being acknowledged that the foregoing share numbers and exercise prices give effect to the 1-for-seven reverse split of the Common Stock which occurred on November 30, 2004).

E. The Company terminated Macartney’s employment on June 29, 2005.

F. It is a condition of the Company’s obligation to make any payments under the Severance Plan that Macartney agree to execute a release in form satisfactory to the Company.

G. The Company and Macartney desire to make certain other arrangements in addition to those provided for under the Severance Plan.

AGREEMENT

For good and valuable consideration, including the covenants hereinafter set forth, Macartney and the Company agree as follows:

1. General Release

Macartney, for the valuable consideration set forth below, for himself and anyone who may claim through him, including, but not limited to, his personal representatives, heirs, and assigns, does hereby irrevocably and unconditionally release and forever discharge the Company and its affiliated corporations of any nature, each of their agents, directors, officers, employees, representatives, attorneys, predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) of and from any and all claims, assertion of claims, expenses, debts, demands, actions, causes of action, suits, liabilities, and/or expenses (including attorneys’ fees) of any nature whatsoever, whether or not now known, suspected or claimed, which they ever had, now have, or hereafter acquire, both at law and in equity, arising out of any fact or matter in any way related or connected with Macartney’s employment with the Company and/or the termination thereof, including without limiting the generality of the foregoing, claims by Macartney which are unknown at the present time, and including, without limitation of the foregoing, any and all claims arising out of or related to Macartney’s employment with the Company, the termination of his employment with the Company, or any alleged violation by the Company or each of them of any federal, state or local statutes, ordinances or common laws, including, but not limited to:

a.	Claims asserted directly or indirectly, impliedly or inferentially in communications between Macartney and the Company and/or that may or could have been asserted therein;

b.	Claims based on any federal or state statute (including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Americans with Disabilities Act, the California Labor Code, the California Civil Code, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act and/or any law of the State of New Hampshire); and

c.	Any claim for attorneys’ fees, cost of prosecution and the like.

2. Waiver of Rights Under Section 1542 of the California Civil Code

It is understood and agreed by Macartney that he may have sustained damages, losses, costs or expenses for which he might have made claim against the Company, the other Releasees, or any of them, that are presently unknown or unsuspected, and that such damages, losses, costs or expenses may give rise to additional damages, losses, costs or expenses in the future. It is hereby specifically acknowledged by Macartney that the foregoing release and the waiver set forth below have been agreed upon and given in light of such facts and that this Agreement is intended to release the Company, the other Releasees, and each of them, from potential liability for all such damages, losses, costs and/or expenses.

IN THIS REGARD, MACARTNEY UNDERSTANDS AND AGREES AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR THIS AGREEMENT THAT HE SPECIFICALLY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

3. Forbearance of Litigation

It is further specifically acknowledged by Macartney that neither he nor any person, organization or other entity acting on his behalf has or will file, charge, claim, sue or cause or permit to be filed any charge, claim or action for damages or other relief against the Company or any other Releasee involving any matter occurring in the past up to the date of this Agreement or involving any continuing effects of actions or practices which arose prior to the date of this Agreement or involving or based upon any claims, demands, causes of action, obligations, damage or liabilities which are the subject of this Agreement, and that if any such charge, claim, suit, or cause of action has been filed he will immediately cause it to be withdrawn or dismissed with prejudice and without costs.

4. Return of Company Property/No Future Employment

Macartney acknowledges that during his employment with the Company, he obtained property of the Company’s and that he created and/or completed, on the Company’s behalf, documents and/or paperwork that belong to the Company. Macartney agrees that, except as otherwise provided in Section 6 below, he will return to the Company with this signed agreement any such property and paperwork, including but not limited to (1) all written notes taken over the last 18 months, (2) all originals and copies of any documents that contain or refer to any information regarding the Company’s business, (3) all Company equipment, materials and supplies, (4) all Company records and (5) all other documents that pertain in any way to the Company’s business.

Macartney also agrees not to apply for employment, reemployment or reinstatement with the Company or its publicly identified parents, affiliates, or subsidiaries, at any time in the future, and he further waives and releases forever any right or rights he might have to such employment, reemployment or reinstatement.

5. No Admission of Liability

It is further understood and agreed by Macartney that this settlement is a compromise of doubtful and disputed claims and that this agreement is not and is not to be construed as an admission of liability on the part of the Company, the other Releasees or any of them, by whom liability is expressly denied. The parties have entered into this Agreement for the sole purpose of avoiding the burden, expenses, delay and uncertainties of litigation.

6. Payments to Macartney; Amendment of Options; Outplacement

In consideration for the release of claims and all other obligations undertaken herein by Macartney, after the execution of this Agreement and receipt of all of the Company property described in paragraph 4 above, the Company agrees with Macartney as follows:

(a) The Company will pay to Macartney the full amount of the severance payments to which he would be entitled under the Severance Plan and the Employment Letter, in the amount of (i) One Hundred Eighty-five Thousand Dollars ($185,000), to be paid during the period commencing on June 30, 2005 and ending on June 29, 2006, (ii) Seven Thousand Five Hundred Dollars ($7,500), representing an amount equal to the annual bonus award that would have been earned by Macartney multiplied by fifty percent (50%) (which represents the percentage obtained by dividing the number of months of the current fiscal year during which he was employed by the Company by twelve (12)), to be paid no later than December 15, 2005, each on the terms set forth therein, and subject to his continued compliance with his obligations under this Agreement and the Employee NDA Agreement.

(b) The Company will continue to pay the premiums of, and permit Macartney to participate in, the medical, dental and life insurance plans as offered by the Company from time to time to its employees, until the earlier of June 29, 2006 or such time as Macartney obtains full-time employment with a new employer, provided however, that in the event Macartney’s cost to enroll in the medical, dental and life insurance plans offered by his new employer are higher than Macartney’s cost to obtain similar coverage with the Company as of the relevant date, then the Company shall reimburse Macartney for such difference, following receipt of appropriate evidence of such increased cost, provided further however, that the aggregate amount of such payments to Macartney shall under no circumstance exceed Five Thousand Dollars ($5,000), and that all such payments shall in all circumstances cease as of June 29, 2006.

(c) The Company will continue to pay the monthly lease payments on the automobile currently leased by the Company for his use until the earlier of June 29, 2006 or such time as Macartney obtains full-time employment with a new employer, provided however, that in the event such new employer does not offer to pay for an automobile lease that is substantially similar to the automobile lease currently enjoyed by Macartney, then the Company shall reimburse Macartney for such difference in cost, following receipt of appropriate evidence of such cost, provided further however, that the amount of such monthly reimbursement to Macartney shall under no circumstance exceed the Company’s current monthly lease obligation for the automobile leased for the benefit of Macartney, and that all such reimbursements shall in all circumstances cease as of June 29, 2006.

(d) The Company will continue to pay for monthly fees associated with the cell phone and the internet connection currently used by Macartney, such payments to continue until the earlier of June 29, 2006 or such time as Macartney obtains full-time employment with a new employer.

(e) The Company will continue to allow Macartney the use of the laptop computer and wireless connection equipment currently in his possession until the earlier of June 20, 2006 or such time as Macartney obtains full-time employment with a new employer, after which time Macartney will promptly return these items to the Company.

(f) The Company will pay the reasonable fees of an outplacement service selected by Macartney and approved by the Company for a period ending on the earlier of June 29, 2006 or such time as Macartney obtains full-time employment with a new employer.

(g) Subject to the terms and conditions of the Company’s pension plan documents and any applicable law, rule or regulation in connection therewith, the Company shall use its best efforts to facilitate the withdrawal of Macartney’s vested pension assets to another investment vehicle designated by Macartney. Macartney acknowledges that the Company is in the process of terminating its pension plan, and, accordingly, the Company’s compliance with this subsection (g) shall be subject to, and may be affected by, such termination.

(h) The 2002 Option, the 2003 Option and the 2004 Option are hereby amended as follows:

(i) Notwithstanding the provisions of the second paragraph of Section 1, or the provisions of Sections 2(a) or 3(a) of the 2002 Option, or Section 5.2(c) of the Severance Plan, the 2002 Option shall be deemed to be vested in full, and Macartney will be entitled to exercise the 2002 Option at any time prior to December 31, 2008. The 2002 Option will expire if not exercised prior to such date.

(ii) Notwithstanding the provisions of the second paragraph of Section 1, or the provisions of Sections 2(a) or 4(a) of the 2003 Option, or Section 5.2(c) of the Severance Plan, the 2003 Option shall be deemed to be vested in full, and Macartney will be entitled to exercise the 2003 Option at any time prior to September 30, 2009. The 2003 Option will expire if not exercised prior to such date.

(iii) Notwithstanding the provisions of the second paragraph of Section 1, or the provisions of Sections 2 or 4(a) of the 2004 Option, or Section 5.2(c) of the Severance Plan, the 2004 Option shall be deemed to be vested in full, and Macartney will be entitled to exercise the 2004 Option at any time prior to December 31, 2009. The 2004 Option will expire if not exercised prior to such date.

(iv) Macartney acknowledges and agrees that, as a result of these changes, the 2002 Option, the 2003 Option and the 2004 Option will no longer qualify as “incentive stock options” within the meaning of the applicable provisions of the Internal Revenue Code and rules and regulations promulgated thereunder. Macartney agrees that he will comply with the provisions of Section 6(f) of the 2002 Option, Section 7(f) of the 2003 Option and Section 7(f) of the 2004 Option upon any exercise of such options regardless of whether the disposition of the shares of Common Stock acquired upon such exercise occurs within the time periods set forth therein.

(v) Macartney acknowledges and agrees the 2002 Option, the 2003 Option and the 2004 Option shall terminate immediately upon any breach by him of this Agreement or the Employee NDA Agreement.

7. Choice of Law

This document is deemed to have been delivered within the State of New Hampshire, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with, and governed by, the laws of the State of New Hampshire without regard to conflict of law rules.

8. Partial Invalidity

Should any provision of this Agreement be declared or be determined by any court to be invalid, illegal, or unenforceable, the validity of the remaining parts, terms and provisions shall not be in any way affected or impaired thereby, and said invalid, illegal or unenforceable part, term or provision shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible and if that is not possible, shall be deemed not to be part of this Agreement.

9. Macartney represents and warrants that he has been advised by the Company, and is hereby advised, that:

a. Various State and Federal laws prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability or veteran status.

b. If he believes that his decision to enter into this Agreement was coerced or discriminatory, then he should not enter into this Agreement.

c. He has been given a reasonable opportunity to consider this Agreement before executing it.

d. He was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

e. He has twenty-one (21) days from the date of receipt of this agreement within which to consider it.

f. He may, within seven (7) days following the date he executes this Agreement and returns it to the Company’s President and Chief Executive Officer, cancel and terminate this Agreement by giving written notice of his intent to terminate to the Company’s President and Chief Executive Officer, and this Agreement shall not become effective or enforceable until the seven-day period has expired.

10. Knowing and Voluntary Release

Macartney represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he has been advised by counsel of his own choice, that he is knowingly and voluntarily entering into this Agreement with the intention of being bound hereby and that neither the Company, any other Releasee nor their agents, representatives or attorneys, have made any representations concerning the terms or effects of this Agreement other than those contained herein.

11. Non-Disparagement Clause

(a) Macartney agrees not to make any disparaging remarks, whether written or oral, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of the Company, or any of its officers, directors or employees, or otherwise make remarks that negatively reflect upon the Company or any of its officers, directors or employees.

(b) The Company agrees to require its employees, officers and directors not to make any disparaging remarks, whether written or oral, or otherwise take any action that could reasonably be anticipated to cause damage to Macartney’s reputation or goodwill, or otherwise make remarks that negatively reflect upon Macartney.

12. Employee NDA Agreement/Non-Competition

Macartney acknowledges and agrees that the terms of the Employee NDA Agreement remain in full force and effect and are unaffected by his termination or the terms of this

Agreement. Without limiting the foregoing, Macartney acknowledges and agrees that he will continue to abide by the provisions of Section 3 thereof relating to non-competition and non-solicitation.

13. Complete Agreement/Counterparts and Facsimile Signatures

Macartney agrees that this Agreement contains the entire agreement for the settlement of all of Macartney’s claims against the Company and/or any other Releasee, and its terms are contractual and not merely recitals. This Agreement may be signed in counterparts and by facsimile signatures.

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IN WITNESS WHEREOF, the said R. Jeffrey Macartney, having read the foregoing Agreement carefully, and knowing and understanding its contents and effects, signs and seals the same as his own free act and deed.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer

MACARTNEY:

/s/ R. Jeffrey Macartney
R. Jeffrey Macartney